Exhibit 99.1

PTSI ANNOUNCES STOCK REPURCHASE
TONTITOWN, AR., April 11, 2005/PRNewswire-First Call via COMTEX/- P.A.M. Transportation Services, Inc. (Nasdaq: PTSI) announced today the Board of Directors has authorized the Company to repurchase up to 600,000 shares of the Company's common stock over the next six months. Under the stock repurchase program, shares may be purchased from time to time in open market or privately negotiated transactions, subject to market conditions, share price and other considerations.

P.A.M. Transportation Services, Inc., is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.



Bob Weaver of P.A.M. Transportation Services, Inc.,
+1-479-361-9111

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